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--------                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                            WASHINGTON, D.C. 20549
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                                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
                                                    quiring Statement
                                                    (Month/Day/Year)       AXA Financial, Inc. (NYSE: AXF)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)          12/23/00         5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
AXA Merger Corp.                                    curity Number of    ----               ----
                                                    Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
c/o Corporation Trust Center                                                                                      Line
1209 Orange Street                                                      ---------------------------               Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
                                                                                                               ---
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    (City)          (State)            (Zip)

City of Wilmington,  Delaware
County New Castle
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                              TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock, par value $.01 per share               53,399,909(1)              I(2)                   Shares beneficially owned by
                                                                                                       the reporting person are held
                                                                                                       by Claude Bebear, Patrice
                                                                                                       Garnier and Henri de
                                                                                                       Clermont-Tonnerre as voting
                                                                                                       trustees under a voting
                                                                                                       trust.(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:

(1) Representing the number of shares of Common Stock acquired by AXA and AXA Merger Corp. in their joint exchange offer for all outstanding shares of Common Stock, other than shares owned by AXA and its subsidiaries and shares held in treasury by AXA Financial, Inc., and allocated to AXA Merger Corp.

(2) Pursuant to the terms of a Voting Trust Agreement dated as of May 12, 1992, among AXA and Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre (together, the "Voting Trustees"), as amended by Amendment No. 1 thereto dated as of January 22, 1997, AXA Merger Corp. has deposited its shares of Common Stock into a voting trust (the "Voting Trust"). AXA Merger Corp. will remain the beneficial owner of such Common Stock, but, during the term of the Voting Trust, the Voting Trustees will exercise all voting rights with respect to the Common Stock.


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

                    /s/ Christianne Butte                    January 2, 2001
              ------------------------------------           ---------------
              Name:  Christianne Butte                             Date
                     Vice President and Secretary

              **Signature of Reporting Person


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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